FOR IMMEDIATE RELEASE

	For Further Information, Contact:

	Chris A. Karkenny		Michael E. Polgardy
	Chief Financial Officer	or	Treasurer
	949.639.4990		949.639.4357
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850
APRIA HEALTHCARE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS
•	Fourth Quarter Earnings Per Share of $0.57 on Revenue Increase of 15.7% to $452.7 Million
•	Full Year 2007 Earnings Per Share of $1.95, Up 12.7% Compared to $1.73 in 2006; 2007 Revenues of $1.632 Billion, Up 7.6% from $1.517 Billion in 2006
LAKE FOREST, CA...February 6, 2008... Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the fourth quarter and twelve months ended December 31, 2007. The Company also provided revenue and earnings guidance for 2008 and made preliminary comments about 2009.
On December 3, 2007, the Company completed its acquisition of Coram, Inc. (Coram), strengthening the Company’s infusion business and improving the breadth of its customer offerings and its future earnings capacity. Unless stated otherwise, the results reported in this press release reflect Coram’s contribution, from the date of acquisition, to both the fourth quarter and full year 2007 consolidated results.

Fourth Quarter 2007
For the fourth quarter of 2007, revenues were $452.7 million, a 15.7% increase from revenues of $391.3 million in the fourth quarter of 2006. Excluding Coram, fourth quarter revenues were $410.6 million, a 4.9% increase compared to the fourth quarter of 2006. In the fourth quarter of 2007, both respiratory therapy and infusion therapy experienced solid revenue growth compared to the fourth quarter of 2006. Respiratory therapy grew by 5.1%. Including the impact of the Coram acquisition, infusion therapy revenues grew by 66.9% during the fourth quarter of 2007. Excluding Coram, infusion therapy revenues increased 8.2% during the fourth quarter of 2007.
Net income for the fourth quarter of 2007 increased by 16.9% to $25.0 million, or $0.57 per diluted share, from $21.4 million, or $0.50 per diluted share, in the fourth quarter of 2006. Excluding Coram, fourth quarter net income was $24.3 million, an increase of 13.6% over the fourth quarter of 2006. Fourth quarter 2007 net income per share on a diluted basis includes a one-time positive impact of $0.03 per diluted share, resulting from the reduction in tax liabilities due to the expiration of certain state statutes of limitations, and also includes $0.02 per diluted share reflecting the contribution from Coram’s operations. It is important to note, however, that the majority of the integration related costs associated with Coram will be incurred during 2008 and beyond. Therefore, Coram’s contribution during the fourth quarter of 2007 should not be used as a measure for 2008.
“Revenue grew in the second half of the year due to a heightened focus on sales force training, development and retention, as well as the expansion of the sales force,” said Lawrence M. Higby, Chief Executive Officer. “Additionally, the cost-reduction initiatives we implemented during the year contributed to our strong financial results. Strategically, with the fourth quarter acquisition of Coram, we also positioned the Company for long-term success by diversifying our therapy and payor mix and significantly enhancing our position in the home infusion industry.”

Gross margins were 64.2% in the fourth quarter of 2007 and 66.2% excluding Coram, compared to 65.6% in the fourth quarter of 2006.
Days sales outstanding (DSO) were 48 days at December 31, 2007, an improvement from 49 days at December 31, 2006. Excluding Coram, DSO were 44 at December 31, 2007. The provision for doubtful accounts as a percentage of revenues was 2.1% for the fourth quarter 2007, compared to 2.5% in the corresponding period in 2006. Excluding Coram, the provision for doubtful accounts as a percentage of revenues was 2.3% for the fourth quarter of 2007.
For the quarter, selling, distribution and administrative expenses were 51.9% of revenues, compared to 52.5% in the fourth quarter of 2006. Excluding Coram, selling, distribution and administrative expenses as a percentage of revenues were 53.0% for the 2007 fourth quarter.
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $80.1 million in the fourth quarter of 2007, representing an 8.0% increase over EBITDA of $74.2 million in the fourth quarter of 2006. Excluding Coram, EBITDA was $77.7 million, up 4.7% over the fourth quarter of 2006. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.
Full Year 2007
For the twelve months ended December 31, 2007, revenues grew 7.6% to $1.632 billion from $1.517 billion in the twelve months ended December 31, 2006. Excluding Coram, revenues for 2007 were $1.590 billion, a 4.8% increase over 2006. In 2007, respiratory therapy revenues grew by 5.3%. Including the Coram acquisition, infusion therapy revenues grew by 21.6% during 2007. Excluding Coram, infusion therapy revenues increased 6.3% during 2007.

Net income for 2007 was $86.0 million, or $1.95 per diluted share, versus $74.3 million, or $1.73 per diluted share, in 2006. These results include contributions from one-time positive tax benefits and the Coram acquisition. Excluding Coram, net income was $85.3 million, an increase of 14.9% over 2006.
Gross margins were 65.4% in the 2007 twelve-month period and 65.9% excluding Coram, compared to 65.6% in the 2006 twelve-month period.
The provision for doubtful accounts was 2.6% of revenues for both the twelve months ended December 31, 2007 and the twelve months ended December 31, 2006. Excluding Coram, the provision for doubtful accounts as a percentage of revenues was 2.7% for the 2007 period.
Selling, distribution and administrative expenses were 52.8% of revenues for 2007, compared to 53.0% for 2006. Excluding Coram, selling, distribution and administrative expenses as a percentage of revenues were 53.1% for 2007.
EBITDA was $293.3 million for the twelve months ended December 31, 2007, compared to $285.7 million in the twelve months ended December 31, 2006. Excluding Coram, EBITDA for 2007 was $290.9 million.
Liquidity and Capital
Free cash flow for 2007 was $165.2 million compared to $155.3 million for 2006. For the twelve months ended December 31, 2007, total capital expenditures were 7.9% of revenues and 8.1% excluding Coram, compared to 8.3% of revenues in the twelve months ended December 31, 2006.

Free cash flow is defined as net cash provided by operating activities minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to net cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.
During the quarter, the Company’s outstanding balance on its $500 million revolving credit line had a net increase of $319 million. The increase in borrowings is primarily related to the acquisition of Coram. As of December 31, 2007, the outstanding balance was $424 million.
2008 Guidance & 2009 Outlook
Based upon recent performance and a strong start to the integration process, Management now expects the acquisition of Coram to be neutral to earnings in 2008. Including the impact of anticipated Medicare reimbursement reductions and the impact of Coram from the date of acquisition, Management estimates that 2008 revenue growth will be in the range of 33% to 35%. On a pro forma basis, reflecting Coram’s full year 2007 results, Management estimates that the Company’s combined revenues should grow 4.5% to 5.5% in 2008 compared to 2007. Net income per diluted share for 2008 is estimated to be between $2.04 and $2.14, and free cash flow is anticipated to be in the $95 million to $105 million range. The decrease in projected free cash flow, compared to 2007 results, is related to planned investments in home transfill oxygen systems and in organization-wide information technology infrastructure that is designed to enable improvements in service, productivity and access to information. In addition, free cash flow will be impacted by expenditures related to the integration of Coram, as well as a potential cash tax payment related to an anticipated modification to our capital structure. The guidance for 2008 earnings also reflects costs associated with the investments noted above.

While uncertainties surrounding government reimbursement make it difficult to provide guidance for 2009, the Company expects that the combined impacts of the Coram acquisition, organic revenue growth and cost-saving initiatives will mitigate a portion of the anticipated effect of expanded competitive bidding and the implementation of the Deficit Reduction Act.
Other
The accompanying condensed consolidated financial statements and reconciliations for the three months and year ended December 31, 2006 have been updated to reflect the restatement adjustments, which we do not believe to be material, that were previously disclosed in our Form 8-K filed on January 3, 2008. We also disclosed in the January 3, 2008 Form 8-K that we would be consulting with the Securities and Exchange Commission (SEC) staff regarding the appropriate manner of reporting this restatement in our filings with the SEC. We recently were informed by the SEC that they will not object to the corrections being included in our Form 10-K for the year ended December 31, 2007.
*   *   *
Apria provides home infusion therapy, home respiratory therapy and home medical equipment through approximately 550 locations serving patients in all 50 states. With over $2.1 billion in annualized revenues, it is the nation’s leading home healthcare company.
This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
*   *   *

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2007	2006
	(unaudited)	(As Restated)[1]

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,451	$14,657
Accounts receivable, net of allowance for doubtful accounts	284,141	211,097
Inventories, net	52,079	40,681
Other current assets	92,664	64,642

TOTAL CURRENT ASSETS	457,335	331,077

PATIENT SERVICE EQUIPMENT, NET	200,180	212,068
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	102,827	52,975
OTHER ASSETS, NET	837,460	558,516

TOTAL ASSETS	$1,597,802	$1,154,636

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$293,600	$198,256
Current portion of long-term debt	254,252	2,145

TOTAL CURRENT LIABILITIES	547,852	200,401

LONG-TERM DEBT, net of current portion	433,031	485,000
OTHER NON-CURRENT LIABILITIES	104,894	69,542

TOTAL LIABILITIES	1,085,777	754,943

STOCKHOLDERS’ EQUITY	512,025	399,693

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,597,802	$1,154,636

[1]	Amounts for 2006 reflect the restatement adjustments previously disclosed in our Form 8-K filed January 3, 2008. Such corrections will be included in our Form 10-K for the year ended December 31, 2007.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2007	2006	2007	2006
		(As Restated)[1]		(As Restated)[1]
Respiratory therapy	$279,546	$266,058	$1,087,126	$1,032,651
Infusion therapy	119,714	71,740	334,182	274,723
Home medical equipment/other	53,452	53,522	210,493	209,317

NET REVENUES	452,712	391,320	1,631,801	1,516,691

GROSS PROFIT	290,856	256,895	1,066,809	995,111

Provision for doubtful accounts	9,587	9,650	43,138	38,723
Selling, distribution and administrative expenses	235,062	205,585	862,062	804,285
Amortization of intangible assets	750	1,056	3,079	5,080

OPERATING INCOME	45,457	40,604	158,530	147,023
Interest expense, net	5,436	6,298	20,493	29,463

INCOME BEFORE TAXES	40,021	34,306	138,037	117,560
Income tax expense	15,003	12,913	51,998	43,297

NET INCOME	$25,018	$21,393	$86,039	$74,263

Income per common share — assuming dilution	$0.57	$0.50	$1.95	$1.73

Weighted average number of common shares outstanding	44,177	43,212	44,140	42,935

[1]	Amounts for 2006 reflect the restatement adjustments previously disclosed in our Form 8-K filed January 3, 2008. Such corrections will be included in our Form 10-K for the year ended December 31, 2007.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended
	December 31,
(dollars in thousands)	2007	2006
		(As Restated)[1]

OPERATING ACTIVITIES

Net income	$86,039	$74,263
Items included in net income not requiring cash:
Provision for doubtful accounts	43,138	38,723
Depreciation and amortization	134,724	138,643
Deferred income taxes, share-based compensation and other	12,940	31,745
Changes in operating assets and liabilities	17,165	(2,460)

NET CASH PROVIDED BY OPERATING ACTIVITIES	294,006	280,914

INVESTING ACTIVITIES

Purchases of patient service equipment and property, equipment and improvements	(128,759)	(125,628)
Proceeds from disposition of assets	102	778
Cash (paid) for acquisitions, including payments of deferred consideration	(354,578)	(8,082)

NET CASH USED IN INVESTING ACTIVITIES	(483,235)	(132,932)

FINANCING ACTIVITIES

Net proceeds (payments) of debt	185,736	(162,030)
Issuances of common stock	17,521	8,245
Other	(234)	(2,844)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	203,023	(156,629)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,794	(8,647)

Cash and cash equivalents at beginning of period	14,657	23,304

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,451	$14,657

[1]	Amounts for 2006 reflect the restatement adjustments previously disclosed in our Form 8-K filed January 3, 2008. Such corrections will be included in our Form 10-K for the year ended December 31, 2007.

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT
RECONCILIATIONS
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(dollars in thousands)	2007	2007	2006	2007	2006
	(Excluding Coram)		(As Restated)[1]		(As Restated)[1]
Reconciliation — EBITDA:
Reported net income	$24,305	$25,018	$21,393	$86,039	$74,263
Add back: Interest expense, net	5,415	5,436	6,298	20,493	29,463
Add back: Income tax expense	14,545	15,003	12,913	51,998	43,297
Add back: Depreciation	32,822	33,860	32,510	131,645	133,563
Add back: Amortization of intangible assets	587	750	1,056	3,079	5,080

EBITDA	$77,674	$80,067	$74,170	$293,254	$285,666

Reconciliation — Free Cash Flow:
Net cash provided by operating activities		$94,720	$89,299	$294,006	$280,914
Less: Purchases of patient service equipment and property, equipment and improvements		(45,328)	(34,911)	(128,759)	(125,628)

Free cash flow		$49,292	$54,388	$165,247	$155,286

[1]	Amounts for 2006 reflect the restatement adjustments previously disclosed in our Form 8-K filed January 3, 2008. Such corrections will be included in our Form 10-K for the year ended December 31, 2007.